Exhibit 99.1

INVESTOR CONTACT:
Steven M. Goldschein
516 608-7000

SYTEMAX INC. ANNOUNCES NOTIFICATION BY CERTIFYING
ACCOUNTANT OF ITS DECISION NOT TO SEEK RE-APPOINTMENT

PORT WASHINGTON, NY, November 11, 2005 – Systemax Inc. (NYSE:SYX), a leading distributor and manufacturer of PC hardware, related computer products and industrial products in North America and Europe, announced today that its certifying accountant, Deloitte & Touche LLP, notified the Company that it will not stand for re-appointment as the Company’s independent registered public accountant for the year ending December 31, 2005, stating that the client-auditor relationship would cease upon the Company’s filing its Form 10-K/A for the fiscal year ended December 31, 2004. The Audit Committee has commenced the process of selecting an independent registered public accounting firm to replace Deloitte & Touche LLP as the Company’s principal accountant.

The Company currently expects to file its Form 10-K/A for the fiscal year ended December 31, 2004 in approximately ten days. However, the Company anticipates that the need to engage new auditors will continue to delay the announcement of its financial results and filing of its quarterly reports on Form 10-Q for the three quarters of fiscal year 2005.

Systemax (www.systemax.com) utilizes an integrated system of branded e-commerce web sites, direct mail catalogs and relationship marketers to sell PC hardware, related computer products and industrial products in North America and Europe. Systemax is a Fortune 1000 company.

Forward-Looking Statements

This press release may contain forward-looking statements about the Company’s performance. These statements are based on management’s estimates, assumptions and projections and are not guarantees of future performance. The Company assumes no obligation to update these statements. Actual results may differ materially from results expressed or implied in these statements as the result of risks, uncertainties and other factors including, but not limited to: (a) unanticipated variations in sales volume, (b) economic conditions and exchange rates, (c) actions by competitors, (d) the continuation of key vendor relationships, (e) the ability to maintain satisfactory loan agreements with lenders, (f) risks associated with the delivery of merchandise to customers utilizing common carriers, (g) the operation of the Company’s management information systems, and (h) unanticipated legal and administrative proceedings. Please refer to the Forward Looking Statements section contained in Part I and Factors That May Affect Future Results and Financial Condition in Item 7 of the Company’s Form 10-K for a more detailed explanation of the inherent limitations in such forward-looking statements.